UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 31, 2019

Steel Connect, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-35319	04-2921333
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1601 Trapelo Road, Suite 170 Waltham, Massachusetts		02451
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (781) 663-5000

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.01 par value	STCN	Nasdaq Global Select

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 31, 2019, a direct and wholly owned subsidiary of Steel Connect, Inc. (the “Company”), ModusLink Corporation (the “Borrower”), as borrower, and certain of the Borrower’s subsidiaries as guarantors (the “Guarantors”), entered into a revolving credit and security agreement (the “Credit Agreement”), with MidCap Financial Trust, as lender and as agent (the “Agent”). The following summary of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement that is filed as Exhibit 10.1 to this Current Report on Form 8-K.

The Credit Agreement, which has a three (3) year term, provides for a maximum credit commitment of $12.5 million and a sublimit of $5.0 million for letters of credit. The actual maximum credit available under the Credit Agreement varies from time to time and is determined by calculating the applicable borrowing base, which is based upon applicable percentages of the values of (a) eligible accounts receivable; plus (b) the least of (i) the orderly liquidation value of eligible inventory, (ii) the value of eligible inventory based on first-in-first-out cost or market cost and other adjustments, and (iii) $4.5 million; minus (c) reserves; all as specified in the Credit Agreement. Amounts borrowed under the Credit Agreement are due and payable, together with all unpaid interest, fees and other obligations, on December 31, 2022.

Generally, borrowings under the Credit Agreement bear interest at a rate per annum equal to the LIBOR Rate (as defined in the Credit Agreement), which is subject to adjustment by Agent, plus a margin of 4% per annum. In addition to paying interest on outstanding principal under the Credit Agreement, Borrower is required to pay an unused line fee of 0.50% per annum. The Borrower is also required to pay a customary letter of credit fee equal to the applicable margin on loans bearing interest at the LIBOR Rate.

Obligations under the Credit Agreement are guaranteed by the Guarantors, and the Credit Agreement is secured by security interests in substantially all of the assets of the Borrower and the Guarantors, including a pledge of all of the equity interests of each subsidiary of the Borrower that is a domestic entity (subject to certain limited exceptions). The Company is not a borrower or a guarantor under the Credit Agreement.

The Credit Agreement includes certain representations and warranties of the Borrower, as well as events of default and certain affirmative and negative covenants that are customary for credit agreements of this type. These covenants include restrictions on borrowings, investments and dispositions by the Borrower, as well as limitations on the Borrower’s ability to make certain distributions and to enter into transactions with affiliates. The Credit Agreement requires compliance with certain financial covenants providing for the maintenance of a minimum fixed charge coverage ratio, all as more fully described in the Credit Agreement.

Upon the occurrence and during the continuation of an event of default under the Credit Agreement, the Agent may, among other things, declare all obligations under the Credit Agreement immediately due and payable and increase the interest rate at which loans and other obligations under the Credit Agreement bear interest.

Item 1.02.	Termination of a Material Definitive Agreement.

On December 31, 2019, contemporaneously with the execution and delivery of the Credit Agreement, that certain Revolving Credit and Security Agreement dated as of June 30, 2014, among the Borrower, ModusLink PTS, Inc., certain of the Borrower’s subsidiaries, as guarantors, the lenders party thereto, and PNC Bank, National Association, as agent, was terminated in accordance with the terms thereof and all outstanding amounts thereunder were repaid.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
No.	Description
10.1*	Credit and Security Agreement, dated December 31, 2019, by and among ModusLink Corporation, Sol Holdings, Inc., Saleslink Mexico Holding Corp. and Midcap Financial Trust.

*The schedules to this Exhibit have been omitted. The Company agrees to furnish a copy of the omitted schedules to the Securities and Exchange Commission on a supplemental basis upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 2, 2020	Steel Connect, Inc.

	By:	/s/ Douglas B. Woodworth
		Name:	Douglas B. Woodworth
		Title:	Chief Financial Officer